Exhibit 99.2

NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue, Suite 1100	412.394.2908	412.389.3124
Dallas, TX 75201 U.S.A.	David.Weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com

ATI names aerospace leaders to Board to drive growth

Appointments of experienced leaders strengthen ATI’s position as aerospace and defense leader

DALLAS, TX—September 10, 2025—ATI Inc. (NYSE: ATI) today announced the appointment of two proven aerospace executives, Elizabeth Lund and Jean Lydon-Rodgers, to its Board of Directors effective November 1, 2025. Their extensive leadership in commercial aerospace and defense manufacturing strengthens ATI’s ability to deliver shareholder value and accelerate growth across key markets.

As a transformational Boeing leader, Elizabeth Lund advanced safety, quality, and operational efficiency across commercial airplane programs. Over her 34-year career, she drove major turnarounds, including tripling aircraft delivery performance during a critical production ramp and implementing enterprise-wide safety and quality reforms with the Federal Aviation Administration.

She retired as Senior Vice President of Quality for Boeing Commercial Airplanes and Chair of the Enterprise Quality Operations Council, after previously serving as Senior Vice President of Airplane Programs with responsibility for production and delivery across all commercial aircraft. Earlier, as Vice President and General Manager of Supply Chain, she oversaw 3,000 suppliers in 41 countries, representing more than 65% of airplane production costs — experience directly aligned with ATI’s role in global aerospace supply chains.

Lund holds a BS in Mechanical Engineering from the University of Tulsa and an MS in Mechanical and Aerospace Engineering from the University of Missouri-Columbia. She received the Women in Aerospace Outstanding Achievement Award in 2015.

“Elizabeth’s leadership in operational excellence and quality will help strengthen ATI’s role as a trusted partner for next-generation aerospace platforms,” said ATI Executive Chairman Robert S. Wetherbee. “The board will benefit greatly from her deep expertise in global supply chains.”

“Having led both quality and commercial programs across the airframe sector, I know how critical advanced materials are to performance, safety, and innovation. ATI plays a critical role in the aerospace supply chain. I am honored to help expand its leadership in performance, quality and innovation,” said Lund.

Jean Lydon-Rodgers is an accomplished aerospace executive recognized for driving growth in commercial and military aviation. Over more than three decades, she built deep expertise in engine development, certification, production, and aftermarket services. Most recently, as President and CEO of GE Aviation Services (2016–2021), she led the $15+ billion global aftermarket division and managed a $220 billion backlog of long-term service agreements. Earlier, as President and CEO of GE Aviation Military Systems (2009–2016), she secured major contracts and advanced next-generation platforms for U.S. and allied forces. She also forged strategic partnerships with leading maintenance, repair, and overhaul providers worldwide, expanding her global supply chain expertise.

Lydon-Rodgers has been recognized for her industry leadership, including service on the FAA/DOT Women in Aviation Advisory Board and the Distinguished Stateswoman of Aviation Award from the National Aeronautic Association in 2021. She holds an MBA in Finance from Xavier University and a BS in Electrical Engineering from Penn State University.

“Jean is a strategic leader with a proven record of driving growth in industries where ATI thrives,” said Wetherbee. “Her track record in scaling complex supply chains and driving customer-focused growth directly supports ATI’s strategy in aerospace and defense.”

“I’ve seen first-hand that it is essential to have reliable partnerships,” said Lydon-Rodgers. “I look forward to supporting ATI’s growth at this pivotal time, as the company continues collaborating with customers to deliver critical performance.”

“With these appointments, ATI continues to build a board with the expertise to guide strategy, expand shareholder value, and strengthen its leadership across the global aerospace and defense supply chain,” said Wetherbee.

ATI: Proven to Perform.

ATI (NYSE: ATI) is a $3.8 billion global producer of high-performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.